Exhibit 99.1

HouseValues Announces Second Quarter Results

Board Authorizes Repurchase of up to Two Million Shares

KIRKLAND, Wash. – July 25, 2006 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended June 30, 2006.

HouseValues reported revenue of $25.9 million for the second quarter of 2006, an increase of 26 percent from the comparable quarter last year. Net income was $1.9 million including $1.0 million after-tax impact of stock compensation charges, compared to $3.7 million in the second quarter of the prior year. Earnings per diluted share were $0.07, including a $0.04 charge related to stock compensation, compared to $0.14 per diluted share in the second quarter of 2005.

“In the second quarter HouseValues made good progress against our 2006 priorities and saw strong demand from agent customers as well as home buyers and sellers,” said Ian Morris, chief executive officer of HouseValues Inc.

Real Estate Lead Monetization Improves in Under-Penetrated Markets

The company demonstrated strong progress in the second quarter toward re-alignment of its sales force to drive higher penetration and better monetization of consumer requests in historically under-penetrated markets. As a result, the company signed more than 3,700 new agent customers during the quarter despite a challenging real estate environment.

Real estate revenue was four percent lower in the second quarter compared to the first, reflecting a decline in average revenue per real estate customer that was partially offset by growth in the real estate customer base.

Continued Expansion of Home Listing Coverage on HomePages

The company recently announced partnerships that added home inventory from twelve of the nation’s multiple listing services, thereby increasing geographic coverage for the company’s award-winning HomePages.com™ service.

Mortgage Distribution Enhanced

Second quarter mortgage-related revenue was four percent lower than the first quarter level as the company continued its transition of customers to its semi-exclusive lead product.

HouseValues expanded its sales distribution and enhanced its offerings for mortgage professionals through agreements announced during the quarter including a partnership with Ellie Mae to offer lead generation services through the software and services vendor’s network of mortgage broker customers.

Online Real Estate Marketing Spend Projected Increase

In their July 2006 update, Borrell Associates says that the Internet and related technologies have substantially lowered the overall cost of reaching potential homebuyers. The research firm indicates that total agent ad spending grew only four percent even as existing-home sales broke records and commission profits have risen impressively with the rising price of homes for four consecutive years.

During the next four years, Borrell expects real estate spending on online media will surpass $3 billion. In 2010, Borrell expects online real estate spending to be greater than any other media, including newspapers, television, direct mail and other print media.

Board Authorizes Repurchase of up to Two Million Shares

Reflecting its confidence in the company’s long-term strategic direction, the Board of Directors for HouseValues today announced that it has authorized management to repurchase up to two million shares of the company’s common stock. Supporting this authorization, HouseValues generated $4.5 million in cash from operations during the second quarter and had $87 million in cash, cash equivalents and short-term investments at quarter-end.

“We believe that repurchasing HouseValues stock represents a good long-term use of our excess cash and reflects our ongoing commitment to enhancing value for shareholders,” said Morris. “Strong growth projected for online real estate marketing spending coupled with our leadership position in the space underscores our confidence in HouseValues’ long-term business prospects,” Morris added.

The stock repurchases may be made from time to time on the open market or in privately negotiated transactions. The shares will be repurchased to enhance shareholder value. The stock repurchase program does not require the repurchase any specific number of shares, and the company may terminate the repurchase program at any time.

Business Outlook

Because of the unclear near-term impact of a changing real estate market, as well as entry into new businesses with which the company has less history, HouseValues has decided to discontinue its practice of providing explicit guidance for the foreseeable future. With regard to its previously provided outlook, the company no longer expects to achieve the low end of the ranges provided on its first quarter call.

Other Business Matters

HouseValues today announced that Chief Financial Officer John Zdanowski has left the company to pursue other interests.

“We are grateful to John for his significant contributions to the company’s growth, its initial public offering and the successful fulfillment of our obligations under Sarbanes-Oxley,” said Ian Morris. “We wish him well in his future endeavors.”

HouseValues has initiated a search process for a new CFO and has appointed Vice President of Finance Jacqueline L. Davidson to the position of Interim Chief Financial Officer.

“Jackie exemplifies the rich pool of talent on our leadership team and I am confident of her performance in this important role,” said Morris.

Davidson is a CPA who began her career with eight years at Price Waterhouse and held a variety of key financial roles at private and public companies. She joined HouseValues as Vice President of Finance in November of 2004. Prior to joining

HouseValues, Davidson served as the Chief Financial Officer of a $100 million regional supermarket chain. Davidson also previously served as a Vice President of Finance for the Cobalt Group, an online marketing business serving the automotive industry, for more than four years.

Conference Call

HouseValues will host a conference call and live webcast to discuss these financial results at 4:30 p.m. Eastern Time on July 25, 2006. To listen to the live conference call, please dial 913-981-5540. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. An audio replay of the call will also be available to investors beginning 7:30 p.m. ET on Tuesday July 25, 2006, through 11:59 p.m. ET on Wednesday, July 26, 2006. To listen to the audio replay, dial 719-457-0820 and enter the passcode 4393831.

Forward-Looking Statements

This release contains forward looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to grow its mortgage, HomePages and lead generation businesses, to respond to competitive threats, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net income, the most comparable GAAP measure, to Adjusted EBITDA.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net income	$1,894	$3,708	$3,664	$6,638
Less
Interest income, net	690	486	1,294	804
Add
Depreciation and amortization of property and equipment	1,116	402	2,130	756
Amortization of intangible assets	404	151	805	303
Stock-based compensation	1,096	258	2,148	555
Income tax expense	(340)	1,618	314	3,196

Adjusted EBITDA	$3,480	$5,651	$7,767	$10,644

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (NASDAQ: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; TheLoanPage.com, a service that provides current and prospective home owners with competitive mortgage and refinance quotes from leading lenders; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

#FINANCIAL STATEMENTS FOLLOW#

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues	$25,866	$20,577	$52,737	$38,196
Expenses:
Sales and marketing (1)	16,121	10,338	32,396	19,026
Technology and product development (1)	3,670	1,739	7,281	3,135
General and administrative (1)	3,691	3,107	7,441	5,946
Depreciation and amortization of property and equipment	1,116	402	2,130	756
Amortization of intangible assets	404	151	805	303

Total expenses	25,002	15,737	50,053	29,166

Income from operations	864	4,840	2,684	9,030
Interest income, net	690	486	1,294	804

Income before income tax expense	1,554	5,326	3,978	9,834
Income tax expense	(340)	1,618	314	3,196

Net income	$1,894	$3,708	$3,664	$6,638

Net income per share:
Basic	$0.07	$0.15	$0.14	$0.26

Diluted	$0.07	$0.14	$0.13	$0.24

Number of shares used in per share calculations:
Basic	25,929	25,258	25,870	25,142

Diluted	27,272	27,402	27,371	27,325

(1) Stock-based compensation is included in the expense line items above in the following amounts:
	2006	2005	2006	2005
Sales and marketing	$212	$62	$580	$128
Technology and product development	239	22	402	79
General and administrative	645	174	1,166	348

	$1,096	$258	$2,148	$555

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$56,837	$59,234
Short-term investments	30,575	25,640
Accounts receivable, net of allowance of $177 and $242	627	577
Prepaid expenses and other assets	1,557	1,700
Deferred income taxes	1,208	258
Prepaid income taxes	1,056	997
Other current assets	71	579

Total current assets	91,931	88,985
Property and equipment, net of accumulated depreciation of $5,819 and $3,689	12,548	11,118
Goodwill	6,846	6,227
Intangible assets, net of accumulated amortization of $2,808 and $2,003	4,058	4,853
Other noncurrent assets	409	408

Total assets	$115,792	$111,591

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,568	$1,030
Accrued compensation and benefits	3,325	4,236
Accrued expenses and other current liabilities	4,258	6,529
Deferred rent, current portion	289	289
Deferred revenue	1,593	1,694

Total current liabilities	11,033	13,778
Deferred income taxes	973	726
Deferred rent, less current portion	1,264	1,423
Note payable	1,676	1,600

Total liabilities	14,946	17,527
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in;authorized 120,000,000 shares; issued and outstanding 26,046,334 and 25,783,980 shares at June 30, 2006 and December 31, 2005, respectively	71,606	71,385
Deferred stock-based compensation	—	(2,897)
Retained earnings	29,240	25,576

Total shareholders’ equity	100,846	94,064

Total liabilities and shareholders’ equity	$115,792	$111,591

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$3,664	$6,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,130	756
Amortization of intangible assets	805	303
Stock-based compensation	2,148	555
Deferred income tax benefit	(703)	(513)
Tax benefit from exercises of stock options	—	1,107
Changes in certain assets and liabilities
Accounts receivable	(50)	(309)
Prepaid expenses and other assets	310	81
Prepaid income taxes	3	(1,212)
Other current assets	508	1,067
Accounts payable	(231)	180
Accrued compensation and benefits	(911)	507
Accrued expenses and other current liabilities	1,131	1,048
Deferred rent	(159)	110
Deferred revenue	(101)	322
Income taxes payable and other	76	(103)

Net cash provided by operating activities	8,620	10,537

Cash flows from investing activities:
Purchases of short-term investments	(5,000)	(10,799)
Sales of short-term investments	65	4,300
Purchases of property and equipment	(5,619)	(3,402)
Additions to intangible assets and other	(48)	(199)
Acquisition of SOAR Solutions, net of cash acquired	(1,287)	(381)

Net cash used in investing activities	(11,889)	(10,481)

Cash flows from financing activities:
Proceeds from exercises of stock options and warrants	567	654
Tax benefit from exercises of stock options	305	—
Proceeds from sale of common stock, net of issuance costs paid	—	(614)

Net cash provided by financing activities	872	40

Net (decrease) increase in cash and cash equivalents	(2,397)	96
Cash and cash equivalents at beginning of period	59,234	57,562

Cash and cash equivalents at end of period	$56,837	$57,658

###

For Additional Information:

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

Press Only:

Hugh Siler

Siler & Company for HouseValues, Inc.

949-646-6966

hugh@silerpr.com

SOLD: FINANCIAL